Exhibit 99.1

DELUXE APPOINTS ED MERRITT
INTERIM CHIEF FINANCIAL OFFICER

St. Paul, Minn.— Deluxe Corporation (NYSE: DLX) announced today that Edward A. Merritt, 49, will assume the role of Chief Financial Officer on an interim basis, effective upon the departure of Terry Peterson, who has resigned to take a similar position at a larger company.  Merritt has been Treasurer and Vice President of Investor Relations of Deluxe since joining Deluxe in August 2013, a position he will continue to hold. From August 2007 to August 2013, he was the Vice President of Treasury, Investor Relations & Corporate Development for Digital River, Inc., a leading provider of global e-commerce solutions. Prior to joining Digital River, he spent over 20 years in the retailing industry with the JCPenney Company, Inc., holding a number of corporate positions in finance, merchandise operations, merchandise planning and investor relations.

Mr. Merritt holds an MBA in Finance from the University of Texas at Dallas and a Bachelors of Business Administration in Financial Management and Accounting from the University of North Dakota. He has served on the boards of directors of several private and pre-IPO stage companies, in addition to serving on the board of directors of the American Red Cross for the Minnesota Region.

“We are pleased to have someone with Ed’s qualifications to assume the interim role and ensure a smooth transition,” said Lee Schram, Chief Executive Officer. He added, “We also appreciate Terry’s contributions to Deluxe during his 12 years of service and wish him the best in his new endeavors.”